Exhibit 99.1

PRESS RELEASE	Franklin Street Properties Corp.

401 Edgewater Place ● Suite 200 ● Wakefield, Massachusetts 01880 ● (781) 557-1300 ● www.fspreit.com

Contact: Georgia Touma (877) 686-9496	For Immediate Release

Franklin Street Properties Corp. Announces

Fourth Quarter and Full Year 2021 Results

Strong Execution on 2021 Strategy to Reduce Debt and Lease Space

$0.75 and $0.87 GAAP Net Income Per Share for the three months and year ended December 31, 2021

$0.10 and $0.55 Funds From Operations (FFO) Per Share for the three months and year ended

December 31, 2021

Wakefield, MA—February 15, 2022—Franklin Street Properties Corp. (the “Company”, “FSP”, “we” or “our”) (NYSE American:  FSP), a real estate investment trust (REIT), announced its results for the fourth quarter and year ended December 31, 2021.

Significant Debt Reduction and New Revolving Line of Credit Improve Balance Sheet Flexibility for Future Growth Opportunities

●	Between September 30, 2020 and December 31, 2021, we reduced total indebtedness by approximately 53%, from approximately $1.0 billion to approximately $475 million.

●	During 2021, we repaid approximately $508 million of indebtedness.

●	During the three months ended December 31, 2021, we repaid approximately $215 million of indebtedness.

●	On January 10, 2022, we entered into a new revolving line of credit for borrowings, at our election, of up to $217.5 million, which may be borrowed, repaid and reborrowed until the maturity date on January 12, 2024. On February 10, 2022, the Company increased its new revolving line of credit availability by $20.0 million to $237.5 million as part of an accordion feature that is available to increase borrowing capacity up to an amount not exceeding $750 million in the aggregate. Effective simultaneously with the closing of the new revolving line of credit on January 10, 2022, the Company terminated its former revolving line of credit that would have matured by its own terms on January 12, 2022.

Strong Execution on our 2021 Property Disposition Strategy

●	During 2021, we sold ten properties for aggregate gross disposition proceeds of approximately $603 million and an aggregate, weighted-average, in-place, capitalization rate (on both a GAAP and cash basis) of approximately 5.5%.

●	On October 22, 2021, we sold 999 Peachtree in Atlanta, Georgia for $223.9 million in gross proceeds and recorded a gain of approximately $86.8 million. On November 16, 2021, we sold two office properties in Chantilly, Virginia for $40 million in gross proceeds and recorded a loss of approximately $2.9 million.

●	Aggregate pricing achieved on our dispositions in 2021 exceeded our expectations and we believe that such pricing is generally indicative of the level of pricing that could be achieved on our continuing portfolio of real estate assets. We believe that in undertaking these dispositions we have unlocked embedded value for our shareholders that has not been reflected in the current price of our common stock.

2022 Property Disposition Strategy

●	We continue to believe that the current price of our common stock does not accurately reflect the value of our underlying assets and intend to continue our current strategy of seeking to increase shareholder value through the sale of select properties where we believe that short to intermediate term valuation potential has been reached.

●	We are maintaining our previously announced disposition guidance for full-year 2022 to be in the range of approximately $250 million to $350 million in aggregate gross proceeds.

●	We intend to use the proceeds from any future dispositions for debt reduction, repurchases of our common stock, any special dividends required to meet REIT requirements, and other general corporate purposes.

Leasing Progress and Continuing Portfolio Upside Leasing Potential

●	Leased approximately 143,000 square feet during the three months ended December 31, 2021, including approximately 100,000 square feet with new tenants.

●	Subsequent to quarter end, on January 14, 2022, we signed a lease with a new tenant for approximately 53,000 square feet at our Blue Lagoon property in Miami, Florida. With this lease, our Blue Lagoon property is now approximately 98.5% leased.

●	The weighted average GAAP base rent per square foot achieved on leasing activity during the year ended December 31, 2021 was $30.86, or 2.5% higher than average rents in the respective properties as applicable compared to the year ended December 31, 2020.

●	We believe that our continuing portfolio of real estate is well located primarily in the Sunbelt and Mountain West geographic regions and consists of high-quality assets with upside leasing potential in a post-COVID-19 environment.

Stock Repurchases

●	During the third and fourth quarter of 2021, we repurchased approximately 3.4 million shares of our common stock for approximately $18.2 million pursuant to our previously announced stock repurchase plan.

●	The cost of shares repurchased during the third and fourth quarter of 2021 represents approximately 3.0% of the approximately $603 million in aggregate gross disposition proceeds received in 2021.

●	Up to approximately $31.8 million remains for potential future repurchases of our common stock pursuant to our previously announced stock repurchase plan.

Paid 2021 Special Dividend and Potential 2022 Special Dividend

●	In light of the gains achieved on our dispositions in 2021, on December 3, 2021, we announced that our Board of Directors declared a special dividend of $0.32 per share, which was paid on January 12, 2022 to shareholders of record on December 31, 2021 in order to meet REIT requirements.

●	If we are able to dispose of properties in 2022 at anticipated pricing levels, we may be required to declare a special dividend in 2022 in addition to any regular quarterly dividends in order to meet REIT requirements.

George J. Carter, Chairman and Chief Executive Officer, commented as follows:

“I am pleased to report strong execution on our 2021 strategies to reduce debt and to lease space.  2021 highlights include the sale of 999 Peachtree on October 22, 2021 for $223.9 million and a recorded gain of approximately $86.8 million, the lease of approximately 100,000 square feet with a new tenant at Pershing Park, and a lease renewal for approximately 250,000 square feet at Eldridge Green.  As of December 31, 2021, we have sold ten properties in 2021 for aggregate gross proceeds of approximately $603 million and an aggregate, weighted-average, in-place capitalization rate (on both a GAAP and cash basis) of approximately 5.5%.  Between September 30, 2020 and December 31, 2021, we reduced our total indebtedness by approximately 53%, from approximately $1.0 billion to approximately $475 million.

We remain encouraged by the strong level of demand that our real estate assets have received in the market from a diverse pool of potential buyers.  Aggregate pricing on the properties sold exceeded our expectations and reinforced our belief that we are unlocking embedded value for our shareholders that is not currently reflected in the price of our common stock.  Accordingly, we are maintaining our previously announced disposition guidance for full-year 2022 to be in the range of approximately $250 million to $350 million in aggregate gross proceeds.

Importantly, we believe that our continuing portfolio of real estate is well located primarily in the U.S. Sunbelt and Mountain West geographic regions, and consists of high-quality assets with significant upside leasing potential in a post-COVID-19 environment. We also continue to believe that the pricing achieved on our dispositions in 2021, which exceeded our expectations, is generally indicative of the pricing that could be achieved on our continuing portfolio of real estate assets.

We continue to believe that the current price of our common stock does not accurately reflect the value of our underlying real estate assets and intend to continue our current strategy of seeking to increase shareholder value through the sale of select properties where we believe that short to intermediate term valuation potential has been reached.  We intend to use the proceeds from any future dispositions for debt reduction, repurchases of our common stock, any special dividends required to meet REIT requirements, and other general corporate purposes.”

Financial Highlights

●	GAAP net income was $78.6 million, or $0.75 per share, and $92.7 million, or $0.87 per share for the three months ended and year ended December 31, 2021, respectively.
●	Funds From Operations (FFO) was $11.0 million, or $0.10 per basic and diluted share, and $58.5 million or $0.55 per share for the three months ended and year ended December 31, 2021, respectively.
●	Adjusted Funds From Operations (AFFO) was $0.03 and $0.16 per basic and diluted share for the three months ended and year ended December 31, 2021.
●	During the three months ended December 31, 2021, we repaid approximately $215 million of indebtedness. As of December 31, 2021, our total debt outstanding was approximately $475 million.

 Leasing Highlights

●	During the three months ended December 31, 2021, we leased approximately 143,000 square feet, including 100,000 square feet of new leases.
●	During the year ended December 31, 2021, we leased approximately 1,035,000 square feet, of which approximately 665,000 square feet was with existing tenants. During the year ended December 31, 2020, we leased approximately 1,130,000 square feet, of which approximately 762,000 square feet was with existing tenants.
●	Our directly owned real estate portfolio of 24 owned properties totaling approximately 6.9 million square feet, was approximately 78.4% leased as of December 31, 2021, compared to approximately 85.0% leased as of December 31, 2020. The decrease in the leased percentage is primarily a result of the impact of asset sales.
●	Subsequent to quarter end, on January 14, 2022, we signed a lease with a new tenant for approximately 53,000 square feet at our Blue Lagoon property in Miami, Florida. With this lease, our Blue Lagoon property is now approximately 98.5% leased.
●	Lease expirations for 2022 are approximately 503,000 square feet, representing approximately 7.3% of our owned portfolio.
●	The weighted average GAAP base rent per square foot achieved on leasing activity during the year ended December 31, 2021 was $30.86, or 2.5% higher than average rents in the respective properties as applicable compared to the year ended December 31, 2020. The average lease term on leases in the year ended December 31, 2021, was 7.7 years compared to 8.3 years for the year ended December 31, 2020. Overall the portfolio weighted average rent per occupied square foot was $30.60 as of December 31, 2021 compared to $29.60 as of December 31, 2020, representing an increase of approximately 3.4%.

Investment Highlights

●Completed dispositions for aggregate gross proceeds of approximately $603 million in 2021, which translates into an aggregate, weighted-average, in-place, capitalization rate (on both a GAAP and cash basis) of approximately 5.5%. Completed dispositions met the high end of the range of our disposition guidance for 2021.
●	Disposition guidance for full-year 2022 continues to be in the range of approximately $250 million to $350 million in aggregate gross proceeds.
●Disposition proceeds intended to be used for debt reduction, any special dividends required to meet REIT requirements, repurchases of our common stock, and other general corporate purposes.
●On October 22, 2021, we sold our 999 Peachtree property in Atlanta, Georgia for gross proceeds of approximately $223.9 million, which represented a gain of approximately $86.8 Million.
●On November 16, 2021, we sold two office properties in Chantilly, Virginia for an aggregate sales price of $40 million and recorded a loss on the sales of approximately $2.9 million.
●Current and potential disposition properties that are in price discovery include: 380 and 390 Interlocken in Broomfield, Colorado; Eldridge Green and Park Ten in Houston, Texas; and 909 Davis in Evanston, Illinois.

Dividend Update

On January 14, 2022, the Company announced that its Board of Directors declared a regular quarterly cash dividend for the three months ended December 31, 2021 of $0.09 per share of common stock that will be paid on February 17, 2022 to stockholders of record on January 28, 2022.

Non-GAAP Financial Information

A reconciliation of Net income to FFO, AFFO and Sequential Same Store NOI and our definitions of FFO, AFFO and Sequential Same Store NOI can be found on Supplementary Schedules H and I.

2022 Net Income, FFO and Disposition Guidance

At this time, due primarily to uncertainty surrounding the timing and amount of proceeds received from property dispositions, we are continuing suspension of Net Income and FFO guidance.  However, we are maintaining our previously announced disposition guidance for full-year 2022, as we execute on our strategy to dispose of certain properties that we believe have met their short to intermediate term valuation objectives and whose value may not be accurately reflected in our share price. Anticipated dispositions in 2022 are estimated to result in aggregate gross proceeds in the range of approximately $250 million to $350 million.  We intend to use the proceeds of any future dispositions for debt reduction, repurchases of our stock, any special distributions required to meet REIT requirements, and other general corporate purposes.  This guidance reflects our current expectations of economic and market conditions and is subject to change.  We will update our disposition guidance quarterly in our earnings releases.  There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Real Estate Update

Supplementary schedules provide property information for the Company’s owned and managed real estate portfolio as of December 31, 2021.  The Company will also be filing an updated supplemental information package that will provide stockholders and the financial community with additional operating and financial data.  The Company will file this supplemental information package with the SEC and make it available on its website at www.fspreit.com.

Today’s news release, along with other news about Franklin Street Properties Corp., is available on the Internet at www.fspreit.com.  We routinely post information that may be important to investors in the Investor Relations section of our website.  We encourage investors to consult that section of our website regularly for important information about us and, if they are interested in automatically receiving news and information as soon as it is posted, to sign up for E-mail Alerts.

Earnings Call

A conference call is scheduled for February 16, 2022 at 11:00 a.m. (ET) to discuss the fourth quarter 2021 results. To access the call, please dial 1-844-200-6205 and use access code 991098. Internationally, the call may be accessed by dialing 1-929-526-1599 and using access code 991098. To listen via live audio webcast, please visit the Webcasts & Presentations section in the Investor Relations section of the Company's website (www.fspreit.com) at least ten minutes prior to the start of the call and follow the posted directions. The webcast will also be available via replay from the above location starting one hour after the call is finished.

About Franklin Street Properties Corp.

Franklin Street Properties Corp., based in Wakefield, Massachusetts, is focused on infill and central business district (CBD) office properties in the U.S. Sunbelt and Mountain West, as well as select opportunistic markets.  FSP seeks value-oriented investments with an eye towards long-term growth and appreciation, as well as current income.  FSP is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust (REIT) for federal income tax purposes.  To learn more about FSP please visit our website at www.fspreit.com.

Forward-Looking Statements

Statements made in this press release that state FSP’s or management’s intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  This press release may also contain forward-looking statements, such as those relating to our ability to lease space in the future, expectations for dispositions, potential stock repurchases, the payment of special dividends and the repayment of debt in future periods, value creation/enhancement in future periods and expectations for growth and leasing activities in future periods that are based on current judgments and current knowledge of management and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements.  Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, adverse changes in general economic or local market conditions, including as a result of the COVID-19 pandemic and other potential infectious disease outbreaks and terrorist attacks or other acts of violence, which may negatively affect the markets in which we and our tenants operate, increasing interest rates, disruptions in the debt markets, economic conditions in the markets in which we own properties, risks of a lessening of demand for the types of real estate owned by us, adverse changes in energy prices, which if sustained, could negatively impact occupancy and rental rates in the markets in which we own properties, including energy-influenced markets such as Dallas, Denver and Houston, any inability to dispose of real estate properties at pricing levels comparable to recent historical portfolio dispositions,  and any delays in the timing of any such anticipated dispositions, changes in government regulations and regulatory uncertainty, uncertainty about governmental fiscal policy, geopolitical events and expenditures that cannot be anticipated such as utility rate and usage increases, delays in construction schedules, unanticipated increases in construction costs, increases in the level of general and administrative costs as a percentage of revenues as revenues decrease as a result of property dispositions, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments.  See the “Risk Factors” set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, as the same may be updated from time to time in subsequent filings with the United States Securities and Exchange Commission.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, acquisitions, dispositions, performance or achievements.  We will not update any of the forward-looking statements after the date of this press release to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

Franklin Street Properties Corp.

Earnings Release

Supplementary Information

Table of Contents

Franklin Street Properties Corp. Financial Results	A-C
Real Estate Portfolio Summary Information	D
Portfolio and Other Supplementary Information	E
Percentage of Leased Space	F
Largest 20 Tenants – FSP Owned Portfolio	G
Reconciliation and Definitions of Funds From Operations (FFO) and Adjusted
Funds From Operations (AFFO)	H
Reconciliation and Definition of Sequential Same Store results to Property Net
Operating Income (NOI) and Net Loss	I

Franklin Street Properties Corp. Financial Results

Supplementary Schedule A

Condensed Consolidated Statements of Operations

(Unaudited)

	For the		For the
	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2021	2020	2021	2020

Revenue:
Rental	$42,910	$59,408	$207,581	$244,207
Related party revenue:
Management fees and interest income from loans	454	402	1,700	1,610
Other	8	—	77	31
Total revenue	43,372	59,810	209,358	245,848

Expenses:
Real estate operating expenses	15,217	17,442	60,881	66,940
Real estate taxes and insurance	6,600	12,042	41,061	48,390
Depreciation and amortization	16,165	21,899	78,544	88,558
General and administrative	4,041	3,838	15,898	14,997
Interest	5,691	9,030	32,273	36,026
Total expenses	47,714	64,251	228,657	254,911

Loss on extinguishment of debt	(498)	—	(901)	—
Gain on sale of properties, net	83,876	41,928	113,134	41,928
Income before taxes	79,036	37,487	92,934	32,865
Tax expense	464	47	638	250
Equity in income of non-consolidated REITs	—	—	421	—
Net income	$78,572	$37,440	$92,717	$32,615

Weighted average number of shares outstanding, basic and diluted	105,098	107,328	106,667	107,303

Net income per share, basic and diluted	$0.75	$0.35	$0.87	$0.30

Franklin Street Properties Corp. Financial Results

Supplementary Schedule B

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(in thousands, except share and par value amounts)	2021	2020
Assets:
Real estate assets:
Land	$146,844	$189,155
Buildings and improvements	1,457,209	1,938,629
Fixtures and equipment	11,404	12,949
	1,615,457	2,140,733
Less accumulated depreciation	424,487	538,717
Real estate assets, net	1,190,970	1,602,016
Acquired real estate leases, less accumulated amortization of $40,423 and $55,447, respectively	14,934	28,206
Cash, cash equivalents and restricted cash	40,751	4,150
Tenant rent receivables	1,954	7,656
Straight-line rent receivable	49,024	67,789
Prepaid expenses and other assets	4,031	5,752
Related party mortgage loan receivables	24,000	21,000
Office computers and furniture, net of accumulated depreciation of $1,198 and $1,443, respectively	198	163
Deferred leasing commissions, net of accumulated amortization of $21,099 and $30,411, respectively	38,311	56,452
Total assets	$1,364,173	$1,793,184

Liabilities and Stockholders’ Equity:
Liabilities:
Bank note payable	$—	$3,500
Term loans payable, less unamortized financing costs of $714 and $2,677, respectively	274,286	717,323
Series A & Series B Senior Notes, less unamortized financing costs of $658 and $822, respectively	199,342	199,178
Accounts payable and accrued expenses	89,493	72,058
Accrued compensation	4,704	3,918
Tenant security deposits	6,219	8,677
Lease liability	1,159	1,536
Other liabilities: derivative liabilities	5,239	17,311
Acquired unfavorable real estate leases, less accumulated amortization of $2,285 and $4,031, respectively	528	1,592
Total liabilities	580,970	1,025,093

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.0001 par value, 20,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.0001 par value, 180,000,000 shares authorized, 103,998,520 and 107,328,199 shares issued and outstanding, respectively	10	11
Additional paid-in capital	1,339,226	1,357,131
Accumulated other comprehensive loss	(5,239)	(17,311)
Accumulated distributions in excess of accumulated earnings	(550,794)	(571,740)
Total stockholders’ equity	783,203	768,091
Total liabilities and stockholders’ equity	$1,364,173	$1,793,184

Franklin Street Properties Corp. Financial Results

Supplementary Schedule C

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the
	Year Ended
	December 31,
(in thousands)	2021	2020
Cash flows from operating activities:
Net income	$92,717	$32,615
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	81,041	91,581
Amortization of above and below market leases	(34)	(313)
Shares issued as compensation	338	337
Equity in income of non-consolidated REITs	(421)	—
Distributions from non-consolidated REITs	421	—
Loss on extinguishment of debt	901	—
Gain on sale of properties, net	(113,134)	(41,928)
Decrease in allowance for doubtful accounts and write-off of accounts receivable	—	(13)
Changes in operating assets and liabilities:
Tenant rent receivables	5,702	(3,792)
Straight-line rents	(3,930)	(1,685)
Lease acquisition costs	(2,353)	(2,123)
Prepaid expenses and other assets	82	(129)
Accounts payable and accrued expenses	(11,096)	7,785
Accrued compensation	786	518
Tenant security deposits	(2,458)	(669)
Payment of deferred leasing commissions	(12,200)	(13,735)
Net cash provided by operating activities	36,362	68,449
Cash flows from investing activities:
Property improvements, fixtures and equipment	(64,833)	(77,919)
Investment in related party mortgage loan receivable	(3,000)	—
Proceeds received from sales of properties	573,307	88,958
Net cash provided by investing activities	505,474	11,039
Cash flows from financing activities:
Distributions to stockholders	(38,491)	(38,628)
Stock repurchases	(18,244)	—
Borrowings under bank note payable	91,500	105,000
Repayments of bank note payable	(95,000)	(101,500)
Repayment on term loan payable	(445,000)	(50,000)
Net cash used in financing activities	(505,235)	(85,128)
Net increase (decrease) in cash, cash equivalents and restricted cash	36,601	(5,640)
Cash, cash equivalents and restricted cash, beginning of year	4,150	9,790
Cash, cash equivalents and restricted cash, end of period	$40,751	$4,150

Franklin Street Properties Corp. Earnings Release

Supplementary Schedule D

Real Estate Portfolio Summary Information

(Unaudited & Approximated)

Commercial portfolio lease expirations (1)
	Total	% of
Year	Square Feet	Portfolio
2022	503,150	7.3%
2023	313,234	4.5%
2024	738,892	10.7%
2025	507,056	7.3%
2026	532,267	7.7%
Thereafter (2)	4,316,626	62.5%
	6,911,225	100.0%

(1)	Percentages are determined based upon total square footage.
(2)	Includes 1,496,124 square feet of vacancies at our operating properties as of December 31, 2021.

(dollars & square feet in 000's)	As of December 31, 2021
			% of	Square	% of
State	Properties	Investment	Portfolio	Feet	Portfolio

Colorado	6	$538,600	45.2%	2,625	38.0%
Texas	9	333,887	28.0%	2,421	35.0%
Georgia	1	38,431	3.2%	160	2.3%
Minnesota	3	124,939	10.5%	758	11.0%
Virginia	1	33,640	2.8%	298	4.3%
Florida	1	68,891	5.8%	213	3.1%
Illinois	2	44,876	3.8%	372	5.4%
North Carolina	1	7,706	0.7%	64	0.9%
Total	24	$1,190,970	100.0%	6,911	100.0%

Franklin Street Properties Corp. Earnings Release

Supplementary Schedule E

Portfolio and Other Supplementary Information

(Unaudited & Approximated)

Recurring Capital Expenditures

					Year
(in thousands)	For the Three Months Ended				Ended
	31-Mar-21	30-Jun-21	30-Sep-21	31-Dec-21	31-Dec-21
Tenant improvements	$4,491	$4,277	$3,952	$1,881	$14,601
Deferred leasing costs	2,597	1,922	2,371	1,319	8,209
Non-investment capex	5,336	3,793	4,528	4,672	18,329
	$12,424	$9,992	$10,851	$7,872	$41,139

	For the Three Months Ended				Year Ended
	31-Mar-20	30-Jun-20	30-Sep-20	31-Dec-20	31-Dec-20
Tenant improvements	$10,716	$13,531	$8,022	$837	$33,106
Deferred leasing costs	2,730	603	2,033	7,432	12,798
Non-investment capex	4,527	6,581	6,373	6,105	23,586
	$17,973	$20,715	$16,428	$14,374	$69,490

Square foot & leased percentages	December 31,	December 31,
	2021	2020
Operating Properties:
Number of properties	24	32
Square feet	6,911,225	9,331,489
Leased percentage	78.4%	85.0%

Redevelopment Properties (a):
Number of properties	—	2
Square feet	—	324,651
Leased percentage	0.0%	48.0%

Total Owned Properties:
Number of properties	24	34
Square feet	6,911,225	9,656,140
Leased percentage	78.4%	83.8%

Managed Properties - Single Asset REITs (SARs):
Number of properties	2	2
Square feet	348,545	348,545

Total Operating, Redevelopment and Managed Properties:
Number of properties	26	36
Square feet	7,259,770	10,004,685

(a)	We define redevelopment properties as properties being developed, redeveloped or where redevelopment is complete, but are in lease-up and that are not stabilized.

Franklin Street Properties Corp. Earnings Release

Supplementary Schedule F

Percentage of Leased Space

(Unaudited & Estimated)

					Third		Fourth
				% Leased (1)	Quarter	% Leased (1)	Quarter
				as of	Average %	as of	Average %
	Property Name	Location	Square Feet	30-Sep-21	Leased (2)	31-Dec-21	Leased (2)

1	FOREST PARK	Charlotte, NC	64,198	78.4%	78.4%	78.4%	78.4%
	MEADOW POINT (4)	Chantilly, VA	—	100.0%	97.0%	(4)	(4)
2	NORTHWEST POINT	Elk Grove Village, IL	177,095	100.0%	100.0%	100.0%	100.0%
3	PARK TEN	Houston, TX	157,609	72.0%	72.0%	72.0%	72.0%
4	PARK TEN PHASE II	Houston, TX	156,746	95.0%	95.0%	95.0%	95.0%
5	GREENWOOD PLAZA	Englewood, CO	196,236	100.0%	100.0%	100.0%	100.0%
6	ADDISON	Addison, TX	289,325	85.6%	85.6%	75.8%	75.8%
7	COLLINS CROSSING	Richardson, TX	300,887	84.4%	84.4%	84.4%	84.4%
8	INNSBROOK	Glen Allen, VA	298,183	57.2%	57.2%	57.2%	57.2%
9	LIBERTY PLAZA	Addison, TX	217,191	73.9%	79.3%	83.4%	78.9%
10	380 INTERLOCKEN	Broomfield, CO	240,359	60.5%	60.5%	60.5%	60.5%
11	390 INTERLOCKEN	Broomfield, CO	241,512	99.4%	99.4%	99.4%	99.4%
12	BLUE LAGOON	Miami, FL	213,182	73.6%	73.2%	73.6%	73.6%
13	ELDRIDGE GREEN	Houston, TX	248,399	100.0%	100.0%	100.0%	100.0%
	4807 STONECROFT (3) (4)	Chantilly, VA	—	0.0%	0.0%	(4)	(4)
14	121 SOUTH EIGHTH ST	Minneapolis, MN	298,121	90.7%	91.3%	90.2%	90.2%
15	801 MARQUETTE AVE	Minneapolis, MN	129,821	91.8%	91.8%	91.8%	91.8%
16	LEGACY TENNYSON CTR	Plano, TX	207,049	41.1%	41.1%	41.1%	41.1%
17	ONE LEGACY	Plano, TX	214,110	57.9%	57.9%	57.9%	57.9%
18	909 DAVIS	Evanston, IL	195,098	93.3%	93.3%	93.3%	93.3%
19	WESTCHASE I & II	Houston, TX	629,025	57.6%	55.7%	57.6%	57.6%
20	1999 BROADWAY	Denver, CO	680,255	67.3%	67.3%	67.0%	66.9%
	999 PEACHTREE (5)	Atlanta, GA	—	85.8%	85.5%	(5)	(5)
21	1001 17TH STREET	Denver, CO	655,420	95.2%	95.2%	95.2%	95.2%
22	PLAZA SEVEN	Minneapolis, MN	330,096	85.5%	85.5%	83.6%	84.2%
23	PERSHING PLAZA	Atlanta, GA	160,145	76.6%	33.8%	76.6%	76.6%
24	600 17TH STREET	Denver, CO	611,163	85.8%	85.2%	80.7%	82.1%
	OWNED PORTFOLIO		6,911,225	78.8%	78.7%	78.4%	78.5%

(1)	% Leased as of month's end includes all leases that expire on the last day of the quarter.
(2)	Average quarterly percentage is the average of the end of the month leased percentage for each of the three months during the quarter.
(3)	We define redevelopment properties as properties being developed, redeveloped or where redevelopment is complete, but are in lease-up and that are not stabilized.
(4)	Properties sold on November 16, 2021.
(5)	Property sold on October 22, 2021.

Franklin Street Properties Corp. Earnings Release

Supplementary Schedule G

Largest 20 Tenants – FSP Owned Portfolio

(Unaudited & Estimated)

The following table includes the largest 20 tenants in FSP’s owned portfolio based on total square feet:

As of December 31, 2021

			% of
	Tenant	Sq Ft	Portfolio
1	CITGO Petroleum Corporation	248,399	3.6%
2	Ovintiv USA Inc.	234,495	3.4%
3	EOG Resources, Inc.	169,167	2.4%
4	US Government	168,573	2.4%
5	The Vail Corporation	164,636	2.4%
6	Lennar Homes, LLC	155,808	2.2%
7	Citicorp Credit Services, Inc	146,260	2.1%
8	Kaiser Foundation Health Plan	120,979	1.8%
9	Argo Data Resource Corporation	114,200	1.7%
10	VMWare, Inc.	100,853	1.5%
11	Deluxe Corporation	98,922	1.4%
12	Swift, Currie, McGhee & Hiers, LLP	98,831	1.4%
13	Ping Identity Corp.	89,856	1.3%
14	ADS Alliance Data Systems, Inc.	67,274	1.0%
15	PricewaterhouseCoopers LLP	66,304	1.0%
16	DirecTV, Inc.	66,226	1.0%
17	Hall and Evans LLC	65,878	0.9%
18	WPX Energy, Inc.	65,846	0.9%
19	Cyxtera Management, Inc.	61,826	0.9%
20	Houghton Mifflin Co.	60,522	0.9%
	Total	2,364,855	34.2%

Franklin Street Properties Corp. Earnings Release

Supplementary Schedule H

Reconciliation and Definitions of Funds From Operations (“FFO”) and

Adjusted Funds From Operations (“AFFO”)

A reconciliation of Net income to FFO and AFFO is shown below and a definition of FFO and AFFO is provided on Supplementary Schedule I.  Management believes FFO and AFFO are used broadly throughout the real estate investment trust (REIT) industry as measurements of performance.   The Company has included the National Association of Real Estate Investment Trusts (NAREIT) FFO definition as of May 17, 2016 in the table and notes that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently.  The Company’s computation of FFO and AFFO may not be comparable to FFO or AFFO reported by other REITs or real estate companies that define FFO or AFFO differently.

Reconciliation of Net Income to FFO and AFFO:	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except per share amounts)	2021	2020	2021	2020
Net income	$78,572	$37,440	$92,717	$32,615
Gain on sale of properties, net	(83,876)	(41,928)	(113,134)	(41,928)
Equity in income from non-consolidated REITs	—	—	(421)	—
FFO from non-consolidated REITs	—	—	421	—
Depreciation & amortization	16,169	21,820	78,509	88,244
NAREIT FFO	10,865	17,332	58,092	78,931
Lease Acquisition costs	90	134	387	467
Funds From Operations (FFO)	$10,955	$17,466	$58,479	$79,398

Funds From Operations (FFO)	$10,955	$17,466	$58,479	$79,398
Loss on extinguishment of debt	498	—	901	—
Reverse FFO from non-consolidated REITs	—	—	(421)	—
Distributions from non-consolidated REITs	—	—	421	—
Amortization of deferred financing costs	487	824	2,498	3,025
Shares issued as compensation	—	—	338	337
Straight-line rent	(827)	951	(4,017)	(1,685)
Tenant improvements	(1,881)	(837)	(14,601)	(33,106)
Leasing commissions	(1,319)	(7,432)	(8,209)	(12,798)
Non-investment capex	(4,672)	(6,105)	(18,329)	(23,586)
Adjusted Funds From Operations (AFFO)	$3,241	$4,867	$17,060	$11,585

Per Share Data
EPS	$0.75	$0.35	$0.87	$0.30
FFO	$0.10	$0.16	$0.55	$0.74
AFFO	$0.03	$0.05	$0.16	$0.11

Weighted average shares (basic and diluted)	105,098	107,328	106,667	107,303

Funds From Operations (“FFO”)

The Company evaluates performance based on Funds From Operations, which we refer to as FFO, as management believes that FFO represents the most accurate measure of activity and is the basis for distributions paid to equity holders.  The Company defines FFO as net income or loss (computed in accordance with GAAP), excluding gains (or losses) from sales of property, hedge ineffectiveness, acquisition costs of newly acquired properties that are not capitalized and lease acquisition costs that are not capitalized plus depreciation and amortization, including amortization of acquired above and below market lease intangibles and impairment charges on mortgage loans, properties or investments in non-consolidated REITs, and after adjustments to exclude equity in income or losses from, and, to include the proportionate share of FFO from, non-consolidated REITs.

FFO should not be considered as an alternative to net income or loss (determined in accordance with GAAP), nor as an indicator of the Company’s financial performance, nor as an alternative to cash flows from operating activities (determined in accordance with GAAP), nor as a measure of the Company’s liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company’s needs.

Other real estate companies and the National Association of Real Estate Investment Trusts, or NAREIT, may define this term in a different manner.  We have included the NAREIT FFO as of May 17, 2016 in the table and note that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do.

We believe that in order to facilitate a clear understanding of the results of the Company, FFO should be examined in connection with net income or loss and cash flows from operating, investing and financing activities in the consolidated financial statements.

Adjusted Funds From Operations (“AFFO”)

The Company also evaluates performance based on Adjusted Funds From Operations, which we refer to as AFFO.  The Company defines AFFO as (1) FFO, (2) excluding loss on extinguishment of debt that is non-cash, (3) excluding our proportionate share of FFO and including distributions received, from non-consolidated REITs, (4) excluding the effect of straight-line rent, (5) plus the amortization of deferred financing costs, (6) plus the value of shares issued as compensation and (7) less recurring capital expenditures that are generally for maintenance of properties, which we call non-investment capex or are second generation capital expenditures.  Second generation costs include re-tenanting space after a tenant vacates, which include tenant improvements and leasing commissions.

We exclude development/redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We also exclude first generation leasing costs, which are generally to fill vacant space in properties we acquire or were planned for at acquisition.

AFFO should not be considered as an alternative to net income or loss (determined in accordance with GAAP), nor as an indicator of the Company’s financial performance, nor as an alternative to cash flows from operating activities (determined in accordance with GAAP), nor as a measure of the Company’s liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company’s needs.  Other real estate companies may define this term in a different manner.  We believe that in order to facilitate a clear understanding of the results of the Company, AFFO should be examined in connection with net income or loss and cash flows from operating, investing and financing activities in the consolidated financial statements.

Franklin Street Properties Corp. Earnings Release

Supplementary Schedule I

Reconciliation and Definition of Sequential Same Store results to property Net Operating Income (NOI) and Net Income

Net Operating Income (“NOI”)

The Company provides property performance based on Net Operating Income, which we refer to as NOI.  Management believes that investors are interested in this information.  NOI is a non-GAAP financial measure that the Company defines as net income or loss (the most directly comparable GAAP financial measure) plus general and administrative expenses, depreciation and amortization, including amortization of acquired above and below market lease intangibles and impairment charges, interest expense, less equity in earnings of nonconsolidated REITs, interest income, management fee income, hedge ineffectiveness, gains or losses on extinguishment of debt, gains or losses on the sale of assets and excludes non-property specific income and expenses. The information presented includes footnotes and the data is shown by region with properties owned in the periods presented, which we call Sequential Same Store.  The comparative Sequential Same Store results include properties held for the periods presented and exclude our redevelopment properties.  We also exclude properties that have been placed in service, but that do not have operating activity for all periods presented, dispositions and significant nonrecurring income such as bankruptcy settlements and lease termination fees.  NOI, as defined by the Company, may not be comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income or loss as an indication of our performance or to cash flows as a measure of the Company’s liquidity or its ability to make distributions.  The calculations of NOI and Sequential Same Store are shown in the following table:

	Rentable
	Square Feet	Three Months Ended	Three Months Ended	Inc	%
(in thousands)	or RSF	31-Dec-21	30-Sep-21	(Dec)	Change
Region
East	298	$416	$405	$11	2.7%
MidWest	1,000	3,293	3,470	(177)	(5.1)%
South	2,581	5,304	5,489	(185)	(3.4)%
West	2,625	10,103	10,144	(41)	(0.4)%
Property NOI* from Operating Properties	6,504	19,116	19,508	(392)	(2.0)%
Dispositions and Redevelopment Properties (a)	407	1,841	5,855	(4,014)	(15.4)%
NOI*	6,911	$20,957	$25,363	$(4,406)	(17.4)%

Sequential Same Store		$19,116	$19,508	$(392)	(2.0)%

Less Nonrecurring
Items in NOI* (b)		163	281	(118)	0.6%

Comparative
Sequential Same Store		$18,953	$19,227	$(274)	(1.4)%

	Three Months Ended	Three Months Ended
Reconciliation to Net income	31-Dec-21	30-Sep-21
Net income	$78,572	$4,456
Add (deduct):
Loss on extinguishment of debt	498	236
Gain on sale of properties, net	(83,876)	(8,632)
Management fee income	(311)	(380)
Depreciation and amortization	16,165	18,862
Amortization of above/below market leases	4	—
General and administrative	4,041	3,749
Interest expense	5,691	7,928
Interest income	(442)	(404)
Equity in (income) loss of non-consolidated REITs	—	(421)
Non-property specific items, net	615	(31)

NOI*	$20,957	$25,363

(a)	We define redevelopment properties as properties being developed, redeveloped or where redevelopment is complete, but are in lease-up and that are not stabilized. We also include properties that have been placed in service, but that do not have operating activity for all periods presented.
(b)	Nonrecurring Items in NOI include proceeds from bankruptcies, lease termination fees or other significant nonrecurring income or expenses, which may affect comparability.

*Excludes NOI from investments in and interest income from secured loans to non-consolidated REITs.